Exhibit 99.1

Operator^ Welcome to the Orexigen conference call. My name is Dawn and I will be your operator for today’s call.

(Operator instructions)

Please note that the conference is being recorded. I will now turn the call over to Heather Turner. You may begin.

Heather Turner^ Hello and thank you for joining us this morning. I am joined on this call by Mike Narachi, Chief Executive Officer; Mark Booth, Chief Commercial Officer; Dr. Preston Klassen, Senior Vice President of Development; and McDavid Stilwell, Vice President of Corporate Communications and Business Development.

Please note all of the information discussed on the on the call this morning is covered under the safe harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call the Company’s management will be making forward-looking statements.

Actual results could differ materially from those stated or on implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in today’s press release and the Company’s SEC filings, including the form 10-Q the Company filed on May 9, 2014.

The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, June 11, 2014. Orexigen undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call. I will now hand the call over to Mike Narachi, Orexigen’s Chief Executive Officer, to provide an overview of today’s call.

Mike Narachi^ Thank you, Heather, and thank you for joining us today. As we announced this morning, the FDA has extended the review of the NB32 NDA. The new PDUFA action date has been set for September 11, 2014.

FDA indicated that this extension is needed to reach agreement on post-marketing obligations related to the previously agreed upon evaluation of cardiovascular outcomes of NB32. As you may recall, we submitted our NDA six months ago, which contained an unprecedented amount of pre-approval safety information for an obesity therapeutic.

The resubmission included interim safety and cardiovascular outcomes data from the ongoing 8,900 patient light study. The FDA has been working very diligently on this application and we are in active dialogue. Discussions around the package insert and post-marketing obligations are ongoing.

We are encouraged by the high level of engagement with FDA and are confident we can reach agreement with the FDA to close out on the remaining items for the review. I’ll now turn the call over to Preston to provide some additional detail.

Preston Klassen^ Thanks, Mike. As was outlined in the press release, the three month extension will give FDA and Orexigen additional time to reach agreement on any post-marketing obligation for continued evaluation of cardiovascular outcomes. This issue came up late in the review, as post-marketing requirement discussions typically do. And this is the issue we are focused on with the Agency in order to complete the review.

The reason that this will take more time is our need to discuss and agree on the most appropriate plan for any post-marketing requirement on cardiovascular outcomes. One of the complexities that must be addressed in these discussions is required data transparency and disclosure that both regulators and companies face, and the implications for ongoing blinded trials that may form the basis to fulfill any post-marketing obligations.

Taking a step back, and according to the public record, the need for dialogue with the Agency on these matters has occurred in other recent reviews of diabetes drugs where sponsors used interim data from ongoing blinded trials to pursue approval. In one of these cases the ongoing trial continued and fulfilled the post-marketing requirement. This has been the planned path for Contraveand the Light Study.

In another case the trial was unblinded after the interim analysis and a new trial formed the basis of the post-marketing requirement. In both cases, data disclosure was an important topic discussed in the review and ultimately agreement was reached regarding post-marketing obligations.

We are working expeditiously with the FDA to finalize the review. We are encouraged by the high level of engagement with the FDA and we are optimistic that we will come to an agreement by September 11. I’ll now turn the call back over to Mike.

Mike Narachi^ Thank you, Preston. While we are disappointed that we cannot conclude the review by our June 11 PDUFA date, I’m confident we’ll get the job done. Our partner, Takeda, is making the necessary adjustments and is ready and eager to launch.

I would also like to highlight that things are progressing with our MAA review in Europe and we expect to receive our Day 180 feedback by late July.

Before opening the call up for questions, I would like to ask for your understanding relating to the details of our ongoing dialogue with FDA. The dialogue over the specific post-marketing obligation needs to take place between the Agency and ourselves. Therefore we won’t be commenting on the status of these discussions beyond what was said today. We’ll now open the call up to your questions. Operator?

+++ q-and-a

Operator^ Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

We have Steve Byrne on line from Bank of America. Please go ahead.

Steve Byrne^ I was wondering whether or not that an additional wrinkle in this transparency might come up from the patent application that you filed, based on data from the first interim analysis? And when the prosecution of that might lead to a disclosure of that application? Is that also an additional mechanism to disclose data that could or could not conflict with what you are trying to iron out with the Agency right now?

Mike Narachi^ Yes, thanks for the question, Steve. As we said, we don’t want to preempt discussions that are happening between Orexigen and the Agency. The need for disclosure from companies spans lots of areas, and the need for regulators and governmental agencies as well.

We filed those patents. I think right now, that is not something that is in the mix. I think we’ll have to wait and see what happens if and when those issue, and what implications those may have on data disclosure in the future.

Steve Byrne^ And a question on the second interim analysis. If it took roughly a year after roughly full enrollment to reach that first interim analysis, is it reasonable to assume another year to reach that 50% of events point? Or do you expect that the event rate might slow?

Preston Klassen^ Hi Steve, this is Preston. That is a reasonable approximation. Typically event rates don’t change over time, so that is a reasonable approximation.

Steve Byrne^ And lastly on that, are there stopping rules associated with that second interim analysis that did not exist with the first interim analysis?

Preston Klassen^ We do have, starting with the second interim analysis, we do have pre-specified stopping rules for superiority.

Steve Byrne^ Okay thank you.

Operator^ Thank you. Our next question comes from Marko Kozul from Leerink Partners. Please go ahead.

Marko Kozul^ Hey, guys, good morning. Understanding that you probably can’t make too many comments about the quality of data disclosure, your negotiation with the FDA, can you comment a little bit more about where you are with post — actually with negotiation of other aspects of the label? And whether we might see a faster resolution than the three month PDUFA extension?

Preston Klassen^ Yes, sure, this is Preston again. We are pleased with the rest of the review. We have had discussions around the package insert and other post-marketing obligations. Those discussions are ongoing. And as I said earlier, finalizing this post-marketing obligation for excluding cardiovascular risk is the issue we are now focused on to complete the review.

Marko Kozul^ Terrific. Thanks for taking my question.

Operator^ Thank you. Our next question comes from Charles Duncan from Piper Jaffray. Please go ahead.

Charles Duncan^ Good morning, guys. Thanks for taking the question. First of all, I’m wondering if this has anything to do with the actual observation made in the interim analysis?

Do you think a different observation may have not resulted in this? Or is this kind of process consistent with what you outlined in your comments regarding the diabetes drugs?

Preston Klassen^ Hi, Charles, it is Preston again. As we have mentioned, first of all, the short answer is absolutely not. We have mentioned before, whenever you use an interim analysis for an ongoing blinded trial, and that analysis is used to support approval, his is one of the complexities you face — how to address data transparency and disclosure requirements? That applies to both regulators and companies alike.

That is exactly the issue that we are engaged with the FDA in for this post-marketing obligation. And we are very encouraged with the level of engagement we have with FDA.

Mike Narachi^ Just to be clear, Charles, I’m not sure I fully understand the question. But I want to make sure that this is not about an issue we have with the data.

This is not something, a signal in the data that is causing a delay. It is about closing on this post-marketing obligation.

Charles Duncan^ Yes, that is exactly my question. Thanks. And then if you could offer probability, if you had to throw a dart on having to conduct an additional trial, is there low probability? What is your thought on this?

Preston Klassen^ Sure. Again, that is getting into different scenarios by initial solutions. We have already given a few examples of how this has played out in recent approvals for the diabetes drugs. So getting into that level of detail is something we are not going to go into at this time. We wouldn’t want to preempt any discussions we have with the FDA.

Mike Narachi^ But, Charles, I will say that obviously we have thought about and looked at the precedent cases for a range of options. Orexigen is ready and eager to close out on this, on dialogue with the FDA. Any number of solutions are viable and acceptable to Orexigen.

Charles Duncan^ Final question, off topic a little bit. But can you provide any update on how things are going with the European MAA?

Mike Narachi^ Sure, I can. Our MAA is proceeding according to schedule. We have submitted the responses, the Day 120 questions. That basically puts our Day 180 response coming up at the end of July. So as we have said before, that should put us on track to receive form of CHNP opinion in the second half of the year.

Charles Duncan^ Thanks for the added color.

Operator^ Thank you. Our next question comes from Cory Kasimov from JPMorgan. Please go ahead.

Cory Kasimov^ Good morning, guys. Thank you for taking my questions. First one, are you trying to get interim data from the light study into the label? And if so, that is playing into this at all?

Preston Klassen^ This is Preston. No, that is not a factor. We would not anticipate getting interim data for this kind of trial, that is ongoing and blinded, into the label.

Cory Kasimov^ Okay, that is what I thought. And then you referred to two examples of similar situations for diabetes drugs. Can you name the specific drugs? I know it is something we can look up, but can you name them now?

Preston Klassen^ I think it is part of the public record and it is really not our business here to get into specific examples with other companies or other products. We primarily wanted to point out that this is first and foremost a complicated issue. It’s an issue that has arisen as you move into a two-stage risk-exclusion paradigm.

That has been the case with diabetes drugs since 2008. And the primary point is all of these situations tend to be unique. They are important issues to wrestle with, and in each case the sponsor and the FDA were able to come up with an appropriate solution.

So we are confident that we have the right kind of engagement at the right level at the FDA. We do believe that we can resolve this issue in the extension time frame.

Cory Kasimov^ Okay. If this were to go along the lines of the second example you cited, where the trial was unblinded and then a new trial began post marketing, can you remind us, in your agreement with Takeda, who would pay for the study if you stopped and unblinded light and then ran another CV study post approval?

Mike Narachi^ Mike. Thanks for the question. The cost sharing for development would be governed by the agreement, which we summarized in the past. But generally, pre-approval development cost is 100% on Orexigen and post-approval is 75% - 25% roughly, depending on the circumstance. 75% Takeda, 25% Orexigen.

And safety studies are 50% - 50%. Those details have been outlined before. But I think the solutions that are available for this don’t really change things in the long run either way.

Cory Kasimov^ Okay.

Mike Narachi^ From our projections.

Cory Kasimov^ Thank you.

Operator^ Thank you. We have Lee Kalowski on line from Credit Suisse. Please go ahead.

Lee Kalowski^ Great, thank you. I was hoping you could clarify, Preston. When you were providing the examples of diabetes drugs, it sounded like there were some different ways that FDA handled the unblinding.

Can you clarify that some of these options are now on the table and what the SPA, if anything, contemplated this? It sounded like previously you had an SPA in place which handled how the Light Study would be conducted.

I guess the assumption was this had already been handled as far as how you would go from the interim to the final while the trial would still be blinded. Maybe you could help clarify this a little bit.

Preston Klassen^ In terms of options on the table and how we are going to progress those discussions with the FDA, that is just a level of detail we are not going to get into at this time. I do not want to preempt the discussions.

This has been a relatively late issue in the review. And while we have had interaction with the FDA, there has basically been a short amount of time to do that. So we were unable to complete the discussions around this topic prior to the June 11 PDUFA date. I just don’t want to preempt those discussions.

Lee Kowalski^ Was any of this covered by the SPA?

Mike Narachi^ Lee, this is Mike. Obviously the plan for the Light Study was that it would be ongoing and remain blinded. That is the way the trial is designed.

As Preston outlined, there are complexities that just need to be discussed. And it requires a dialogue, it’s required a dialogue in the three cases that have been in front of the FDA already where interim data for ongoing blinded trials was used as the basis of approval.

Those cases show that a dialogue is necessary. And there are some balancing of disclosure with trial data, trial integrity and data integrity issues that just need to get worked through.

Lee Kowalski^ Okay. And as far as the three month delay here, clearly the approval triggers a fairly sizable cash milestone. You feel comfortable with the cushion for the three months?

Mike Narachi^ Yes. We feel comfortable. We are sitting good on a cash balance and expense basis.

Lee Kowalski^ Okay. Thank you.

Operator^ Thank you. Our last question comes from Matthew Andrews from Wells Fargo. Please go ahead.

Matthew Andrews^ Good morning. Thanks for taking the questions. To the extent you can, could you describe, in your view, the level of comfort with the Agency with Contrave’s CV profile, based on the Light data, compared to back 2011, 2012 as you were negotiating the study? Is there anything you could say, relative to whether or not you sense they are more comfortable with the profile to date, based on the Light Study?

Mike Narachi^ Preston?

Preston Klassen^ I don’t think it’s appropriate to try to characterize the FDA’s opinion in an ongoing review. But I do want to make sure that everyone knows that Orexigen is confident in the data generated to date in the NB32 program, and confident that those data support a favorable benefit-risk assessment.

We have previously announced, as you know, that the interim analysis from the Light Study did meet the pre-specified threshold that was agreed upon and required to support approval. And we announced that there were no new safety signals from that interim analysis.

The remaining issue that we are focusing on is agreement on this post-marketing obligation for continued evaluation of cardiovascular outcomes. We are confident we can get to that agreement in the extension time frame.

Matthew Andrews^ Okay. And then just one last question. Any reason to believe the FDA could theoretically decide to say — well, we want to wait to see the interim analysis based on 50% of events? Or 25% is sufficient, it is just the issues you have outlined today?

Mike Narachi^ Yes, we don’t have any reason to — where we are focused right now is on this issue of discussing a post-marketing obligation and the complexities around that, as they relate to data disclosure for ongoing blinded trials. So it is really focused there.

To your earlier question, it is not a data issue, per se. It is not — we said no new safety signals. We have turned in an unprecedented amount of safety information for an obesity therapeutic.

As far as a solution of where do we go from here, we are in the dialogue now. We don’t want to preempt that dialogue.

Matthew Andrews^ Okay, thank you.

Operator^ Thank you. I will now turn the call over to Mike Narachi for closing remarks.

Mike Narachi^ Thank you very much for joining us today on the call. We look forward to providing progress reports on upcoming quarterly conference calls. Thanks again for your support and your attention. Talk to you soon.

Operator^ Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.